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                                                                    EXHIBIT 99.1

         KANSAS CITY, MO., December 30, 2003 -- Butler Manufacturing Company (BBR:NYSE) announced today that it has reached agreement with its senior noteholders to defer the December 30, 2003 and March 20, 2004 principal payments in the aggregate amount of $8.5 million on the company's long-term senior notes.

         John Holland, chairman and chief executive officer, said, "We view this accomplishment as a positive step in the right direction of pursuing our previously announced strategic options initiative. As announced on October 30, 2003, the board of directors authorized management to explore various strategic alternatives, including the solicitation of private investment capital, asset sales, and the sale of the company. In conjunction with the company's pursuit of these alternatives, the senior noteholders have deferred principal payments on the company's outstanding senior notes. In exchange, the company has agreed to satisfy certain milestones including consummation of a transaction that provides for repayment in full of its outstanding senior notes by April 30, 2004.

         "The noteholders have not waived any rights and are free to exercise all remedies during the term of this deferral agreement. While there are no guarantees, the company and its advisors are diligently pursuing the strategic process and in this regard are satisfied that substantial progress has been made to date," Mr. Holland concluded.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.



         Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16